Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion relates to the consolidated financial statements of Corporate Office Properties, L.P. (“COPLP”), a Delaware limited partnership, and its subsidiaries, and should be read in conjunction with the financial statements and notes thereto appearing elsewhere in Exhibit 99.3 to COPLP’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2013 (the “July 25 8-K”). For purposes of this section, the terms “we,” “us” and “our” refer collectively to COPLP and its subsidiaries.

This section contains “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements. Important factors that may affect these expectations, estimates and projections include, but are not limited to:

•                  general economic and business conditions, which will, among other things, affect office property and data center demand and rents, tenant creditworthiness, interest rates, financing availability and property values;

•                  adverse changes in the real estate markets, including, among other things, increased competition with other companies;

•                  governmental actions and initiatives, including risks associated with the impact of a government shutdown or budgetary reductions or impasses, such as a reduction in rental revenues, non-renewal of leases and/or a curtailment of demand for additional space by our strategic customers;

•                  our ability to borrow on favorable terms;

•                  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  our ability to sell properties included in our Strategic Reallocation Plan;

•                  risks of investing through joint venture structures, including risks that our joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with our objectives;

•                  changes in our plans for properties or views of market economic conditions or failure to obtain development rights, either of which could result in recognition of significant impairment losses;

•                  our ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

•                  the dilutive effects of issuing additional common shares;

•                  our ability to achieve projected results; and

•                  environmental requirements.

We undertake no obligation to update or supplement forward-looking statements.

Overview

COPLP is the entity through which Corporate Office Properties Trust (“COPT”), a Maryland real estate investment trust, a fully-integrated and self-managed REIT, and our sole general partner, conducts almost all of its operations and owns substantially all of its assets. We focus primarily on serving the specialized requirements of United States Government agencies and defense contractors, most of whom are engaged in defense information technology and national security related activities. We generally acquire, develop, manage and lease office and data center properties concentrated in large office parks located near knowledge-based government demand drivers and/or in targeted markets or submarkets in the Greater Washington, DC/Baltimore region.

Our revenues relating to real estate operations are derived from rents and property operating expense reimbursements earned from tenants leasing space in our properties. Most of our expenses relating to our real estate operations take the form of: property operating costs, such as real estate taxes, utilities and repairs and maintenance; and depreciation and amortization associated with our operating properties. Most of our profitability from real estate operations depends on our ability to maintain high levels of occupancy and increase rents, which is affected by a number of factors, including, among other things, our tenants’ ability to fulfill their lease obligations and their continuing space needs based on, among other things, employment levels, business confidence, competition and general economic conditions of the markets in which we operate.

Our strategy for operations and growth focuses on serving the specialized requirements of United States Government agencies and defense contractors, most of whom are engaged in defense information technology and national security related activities. These tenants’ missions generally pertain more to knowledge-based activities (such as cyber security, research and development and other highly technical defense and security areas) than to force structure (troops) and weapon system production. As a result of this strategy, a large concentration of our revenue is derived from several large tenants. As of March 31, 2013, 64.4% of our annualized rental revenue (as defined below) from office properties was from our 20 largest tenants, 40.5% from our four largest tenants and 24.0% from our largest tenant, the United States Government. In addition, as of March 31, 2013, 70.2% of the total annualized rental revenue of our office properties held for long-term investment was from properties located near defense installations and other knowledge-based government demand drivers (referred to elsewhere as “Strategic Demand Drivers”), or that were otherwise at least 50% leased by United States Government agencies or defense contractors; we refer to these properties herein as “Strategic Tenant Properties.”

We made significant progress in 2012 under the Strategic Reallocation Plan that we launched in 2011, which entails the disposition by the end of 2013 of approximately $562.0 million in office properties and land no longer closely aligned with our strategy, and use of the proceeds to invest in Strategic Tenant Properties, to repay borrowings and for general corporate purposes. In 2012, we completed dispositions of 35 operating properties totaling 2.3 million square feet and non-operating properties for aggregate transaction values totaling $313.6 million. Aggregate dispositions since implementation of the Strategic Reallocation Plan total $390.3 million, including 58 operating properties totaling 3.2 million square feet. We used most of the proceeds from these sales to pay down our Revolving Credit Facility. In 2012, we also approved a plan for the future disposition of our office properties and developable land in Greater Philadelphia, Pennsylvania because the properties no longer meet our strategic investment criteria; we expect this disposition to occur in the next four years.

Our operations in recent years have been hindered by continuing delays in Federal budget approvals and mounting uncertainty regarding the potential for future reductions in government spending targeting defense, as well as the otherwise challenging economic conditions in the United States. Furthermore, the Budget Control Act passed in 2011, which imposed caps on the Federal budget in order to achieve targeted spending levels over the 2013-2021 fiscal years, resulted in approximately $110 billion being sequestered from the United States Government’s funding levels for the 2013 fiscal year beginning in March 2013, approximately 50% of which are scheduled to come from defense. We believe that this defense spending uncertainty has delayed our progress in leasing existing properties and new construction proximate to Strategic Demand Drivers. In addition, the otherwise challenging economic conditions have prompted certain tenants to consolidate operations and businesses to close, downsize their space requirements or cancel or delay expansion plans in our regions, placing downward pressure on occupancy and rental rates.

Despite these challenges, our office property portfolio’s occupancy improved to 87.8% as of December 31, 2012, a 1.6% increase over year end 2011. We also successfully completed 3.3 million square feet of leasing, including 1.2 million of construction and redevelopment space. The improvement in our portfolio’s occupancy was attributable primarily to an improvement in occupancy of our Same Office Properties (defined below) to 89.1% at December 31, 2012 (up from 88.3% at December 31, 2011) and our dispositions in 2012 of lower occupancy properties under the Strategic Reallocation Plan. Our properties proximate to Strategic Demand Drivers were 92.1% occupied at December 31, 2012, notably stronger than our other properties, which were 84.4% occupied. Our office property portfolio’s occupancy was 87.6% as of March 31, 2013.

We believe that the continuing Federal budget discussions will eventually lead to modest additional reductions in defense spending. However, if such reductions were to occur, we continue to believe that our properties’ proximate to Strategic Demand Drivers will not be significantly affected, and could position us for future growth, for reasons that include the following:

•                  we expect defense spending reductions, should they occur, will be targeted more towards force structure (troops) and weapon system production than towards the knowledge-based activities of most of our tenants, which we believe are considered increasingly critical to our national security;

•                  in 2011, Federal agencies completed their relocation to the following government installations that serve as demand drivers to our portfolio of Strategic Tenant Properties primarily in connection with mandates by the Base Realignment and Closure Commission of the United States Congress (“BRAC”): Fort George G. Meade (which also houses the recently-formed United States Cyber Command), Redstone Arsenal, Fort Belvoir, San Antonio and Aberdeen Proving Ground; the shifting of jobs by defense contractors supporting these agencies that we believe still needs to occur has been delayed by the defense spending uncertainty;

•                  if defense construction spending is cut, government demand to lease space in our business parks could possibly increase if the government decides to lease space instead of build it.

We believe that the outlook for our properties proximate to Strategic Demand Drivers would be hindered more by an extended period of uncertainty regarding future defense spending reductions than by the actual spending reductions.

The relative contribution to our operations by properties not proximate to Strategic Demand Drivers has decreased due to our property dispositions in 2011 and 2012, and we expect that trend to continue as we complete the Strategic Reallocation Plan. Nevertheless, our market strategy is to continue to own these types of properties in targeted markets or submarkets in the Greater Washington, DC/Baltimore region with strong growth attributes. These properties tend to be more subject to general market conditions that have been affected by the slow economic recovery. As a result, we expect a longer road to recovery to pre-recession occupancy levels for these properties.

Our capital strategy is aimed at maintaining a flexible capital structure, and we believe that we significantly improved our balance sheet and expanded our access to capital in 2012 not only through our execution of the Strategic Reallocation Plan but also by:

•                  COPT issuing 6.9 million Series L Cumulative Preferred Shares (the “Series L Preferred Shares”) at a price of $25.00 per share for net proceeds of $165.7 million after underwriting discounts but before offering expenses. The Series L Preferred Shares are nonvoting, redeemable for cash at $25.00 per share at our option on or after June 27, 2017 and accrue dividends equal to 7.375% of the liquidation preference. COPT contributed the net proceeds from the sale to COPLP in exchange for 6.9 million Series L Preferred Units. The Series L Preferred Units carry terms that are substantially the same as the Series L Preferred Shares. The net proceeds were used to pay down our Revolving Credit Facility and for general corporate purposes;

•                  COPT redeeming all of its Series G Preferred Shares of beneficial interest (the “Series G Preferred Shares”) at a price of $25.00 per share, or $55.0 million in the aggregate, plus accrued and unpaid dividends thereon through the date of redemption. These shares accrued dividends equal to 8.0% of the liquidation preference. In connection with this redemption, COPLP redeemed the Series G Preferred Units previously owned by COPT that carried terms substantially the same as the Series G Preferred Shares;

•                  COPT completing a public offering of 8.6 million common shares at a price of $24.75 per share for net proceeds of $204.9 million, after underwriter discounts but before offering expenses, that were contributed to COPLP in exchange for 8.6 million common units. The net proceeds were used to pay down our Revolving Credit Facility and for general corporate purposes;

•                  entering into unsecured term loan agreements, under which we borrowed $370 million in the aggregate. The net proceeds from these borrowings were used to pay down our Revolving Credit Facility; and

•                  establishing an at-the-market (“ATM”) stock offering program under which we COPT may, from time to time, offer and sell common shares in “at the market” stock offerings having an aggregate gross sales price of up to $150.0 million. The proceeds from any such offering will be contributed to COPLP in exchange for common units.

We further improved our balance sheet and expanded our access to capital during the three months ended March 31, 2013, and through July 16, 2013, by:

•                  COPT completing a public offering of 4,485,000 common shares at a price of $26.34 per share for net proceeds of $118.1 million, after underwriter discounts but before offering expenses, that were contributed to COPLP in exchange for 4,485,000 common units. The net proceeds were used to pay down our Revolving Credit Facility and for general corporate purposes;

•                  repaying a $53.7 million principal amount of our 4.25% Exchangeable Senior Notes for an aggregate repayment amount of $56.4 million, and recognized a $5.3 million loss of early extinguishment of debt, including unamortized loan issuance costs;

•                  COPT redeeming all of its outstanding Series J Preferred Shares at a price of $25 per share, or $84.8 million in the aggregate, plus accrued and unpaid dividends thereon through the date of redemption, using proceeds from the March 2013 public offering of common shares. These shares accrued dividends equal to 7.625% of the liquidation preference. In connection with this redemption, COPLP redeemed the Series J Preferred Units previously owned by COPT that carried terms substantially the same as the Series J Preferred Shares. We recognized a $2.9 million decrease to net income available to common unitholders pertaining to the original issuance costs incurred on the Series J Preferred Units at the time of the redemption; and

•                  COPLP issuing a $350.0 million aggregate principal amount of 3.600% Senior Notes due 2023 at an initial offering price of 99.816% of their face value. The proceeds from the offering, after deducting discounts of the initial purchasers of the Notes, but before other offering expenses, were approximately $347.1 million. We used the net proceeds of the offering to repay borrowings under our Revolving Credit Facility and for general corporate purposes, including partial repayment of certain of our unsecured term loans.

These activities contributed towards our: improving the relationship of our outstanding debt relative to both assets and net operating income; and paying down our Revolving Credit Facility to zero as of March 31, 2013 and December 31, 2012, providing significant liquidity and flexibility for future investing and financing activities.

Our 2012 investing activities grew our portfolio’s concentration in Strategic Tenant Properties through the dispositions of nonstrategic properties discussed above and by:

•                  placing into service an aggregate of 371,000 square feet in four newly constructed properties proximate to Strategic Demand Drivers that were 45.8% leased as of December 31, 2012; and

•                  acquiring for $48.3 million a property in Herndon, Virginia totaling 202,000 square feet that was 100% leased to a defense contractor.

In addition, during the three months ended March 31, 2013, we placed into service an aggregate of 236,000 square feet in three newly constructed properties proximate to defense installations and other knowledge-based demand drivers that were 100% leased as of March 31, 2013.

We discuss significant factors contributing to changes in our net income attributable to common shareholders and diluted earnings per share over the last three years and during the three month periods ended March 31, 2013 and 2012 in the section below entitled “Results of Operations.” In addition, the section below entitled “Liquidity and Capital Resources” includes discussions of, among other things:

•                  how we expect to generate cash for short and long-term capital needs;

•                  our off-balance sheet arrangements in place that are reasonably likely to affect our financial condition; and

•                  our commitments and contingencies.

We refer to the measure “annualized rental revenue” in various sections of this Exhibit 99.4 to the July 25 8-K. Annualized rental revenue is a measure that we use to evaluate the source of our rental revenue as of a point in time. It is computed by multiplying by 12 the sum of monthly contractual base rents and estimated monthly expense reimbursements under active leases as of a point in time. Our computation of annualized rental revenue excludes the effect of lease incentives, although the effect of this exclusion is generally not material. We consider annualized rental revenue to be a useful measure for analyzing revenue sources because, since it is point-in-time based, it does not contain increases and decreases in revenue associated with periods in which lease terms were not in effect; historical revenue under generally accepted accounting principles in the United States of America (“GAAP”) does contain such fluctuations. We find the measure particularly useful for leasing, tenant, segment and industry analysis.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP, which require us to make certain estimates and assumptions. A summary of our significant accounting policies is provided in Note 2 to our 2012 annual consolidated financial statements. The following section is a summary of certain aspects of those accounting policies involving estimates and assumptions that (1) require our most difficult, subjective or complex judgments in accounting for uncertain matters or matters that are susceptible to change and (2) materially affect our reported operating performance or financial condition. It is possible that the use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in our consolidated financial statements. While reviewing this section, you should refer to Note 2 to our 2012 annual consolidated financial statements, including terms defined therein.

Acquisitions of Properties

When we acquire properties, we allocate the purchase price to numerous tangible and intangible components. Most of the terms in this bullet section are discussed in further detail in Note 2 to the 2012 annual consolidated financial statements entitled “Acquisitions of Properties.” Our process for determining the allocation to these components requires many estimates and assumptions, including the following: (1) determination of market rental rates; (2) estimation of leasing and tenant improvement costs associated with the remaining term of acquired leases; (3) assumptions used in determining the in-place lease value, if-vacant value and tenant relationship value, including the rental rates, period of time that it will take to lease vacant space and estimated tenant improvement and leasing costs; and (4) allocation of the if-vacant value between land and building. A change in any of the above key assumptions, which are subjective, can materially change not only the presentation of acquired properties in our consolidated financial statements but also our reported results of operations. The allocation to different components affects the following:

•                  the amount of the purchase price allocated among different categories of assets and liabilities on our consolidated balance sheets; the amount of costs assigned to individual properties in multiple property acquisitions; and the amount of gain recognized in our consolidated statements of operations should we determine that the fair value of the acquisition exceeds its cost;

•                  where the amortization of the components appear over time in our consolidated statements of operations. Allocations to above- and below-market leases are amortized into rental revenue, whereas allocations to most of the other tangible and intangible assets are amortized into depreciation and amortization expense; and

•                  the timing over which the items are recognized as revenue or expense in our consolidated statements of operations. For example, for allocations to the as-if vacant value, the land portion is not depreciated and the building portion is depreciated over a longer period of time than the other components (generally 40 years). Allocations to above- and below-market leases, in-place lease value and tenant relationship value are amortized over significantly shorter timeframes, and if individual tenants’ leases are terminated early, any unamortized amounts remaining associated with those tenants are written off upon termination. These differences in timing can materially affect our reported results of operations. In addition, we establish lives for tenant relationship values based on our estimates of how long we expect the respective tenants to remain in the properties.

Impairment of Long-Lived Assets

We assess each of our operating properties for impairment quarterly using cash flow projections and estimated fair values that we derive for each of the properties. We update the leasing and other assumptions used in these projections regularly, paying particular attention to properties that have experienced chronic vacancy or face significant market challenges. We review our plans and intentions for our development projects and land parcels quarterly. Each quarter, we also review the reasonableness of changes in our estimated operating property fair values from amounts estimated in the prior quarter. If events or changes in circumstances indicate that the carrying values of certain operating properties, properties in development or land held for future development may be impaired, we perform a recovery analysis for such properties. For long-lived assets to be held and used, we analyze recoverability based on the estimated undiscounted future cash flows expected to be generated from the operations and eventual disposition of the assets over, in most cases, a ten-year holding period. If we believe there is a significant possibility that we might dispose of the assets earlier, we analyze recoverability using a probability weighted analysis of the estimated undiscounted future cash flows expected to be generated from the operations and eventual disposition of the assets over the various possible holding periods. If the analysis indicates that the carrying value of a tested property is not recoverable from estimated future cash flows, it is written down to its estimated fair value and an impairment loss is recognized. If and when our plans change, we revise our recoverability analyses to use the cash flows expected from the operations and eventual disposition of each asset using holding periods that are consistent with our revised plans.

Property fair values are determined based on contract prices, indicative bids, discounted cash flow analyses or yield analyses. Estimated cash flows used in such analyses are based on our plans for the property and our views of market and economic conditions. The estimates consider items such as current and future rental rates, occupancies for the tested property and comparable properties, estimated operating and capital expenditures and recent sales data for comparable properties; most of these items are influenced by market data obtained from third party sources such as CoStar Group and real estate leasing and brokerage firms and our direct experience with the properties and their markets. Determining the appropriate capitalization or yield rate also requires significant judgment and is typically based on many factors, including the prevailing rate for the market or submarket, as well as the quality and location of the properties. Changes in the estimated future cash flows due to changes in our plans for a property, views of market and economic conditions and/or our ability to obtain development rights could result in recognition of impairment losses which could be substantial.

Properties held for sale are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. Accordingly, decisions to sell certain operating properties, properties in development or land held for development will result in impairment losses if carrying values of the specific properties exceed their estimated fair values less costs to sell. The estimates of fair value consider matters such as recent sales data for comparable properties and, where applicable, contracts or the results of negotiations with prospective purchasers. These estimates are subject to revision as market conditions, and our assessment of such conditions, change.

Assessment of Lease Term

As discussed above, a significant portion of our portfolio is leased to the United States Government, and the majority of those leases consist of a series of one-year renewal options. Applicable accounting guidance requires us to recognize minimum rental payments on a straight-line basis over the terms of each lease and to assess the lease terms as including all periods for which failure to renew the lease imposes a penalty on the lessee in such amounts that a renewal appears, at the inception of the lease, to be reasonably assured. Factors to consider when determining whether a penalty is significant include the uniqueness of the purpose or location of the property, the availability of a comparable replacement property, the relative importance or significance of the property to the continuation of the lessee’s line of business and the existence of leasehold improvements or other assets whose value would be impaired by the lessee vacating or discontinuing use of the leased property. We have concluded for a number of our leases, based on the factors above, that the United States Government’s exercise of all of those renewal options is reasonably assured. Changes in these assessments could result in the write-off of any recorded assets associated with straight-line rental revenue and acceleration of depreciation and amortization expense associated with costs we have incurred related to these leases.

Revenue Recognition on Tenant Improvements

Most of our leases involve some form of improvements to leased space. When we are required to provide improvements under the terms of a lease, we need to determine whether the improvements constitute landlord assets or tenant assets. If the improvements are landlord assets, we capitalize the cost of the improvements and recognize depreciation expense associated with such improvements over the shorter of the useful life of the assets or the term of the lease and recognize any payments from the tenant as rental revenue over the term of the lease. If the improvements are tenant assets, we defer the cost of improvements funded by us as a lease incentive asset and amortize it as a reduction of rental revenue over the term of the lease. Our determination of whether improvements are landlord assets or tenant assets also may affect when we commence revenue recognition in connection with a lease.

In determining whether improvements constitute landlord or tenant assets, we consider numerous factors that may require subjective or complex judgments, including: whether the improvements are unique to the tenant or reusable by other tenants; whether the tenant is permitted to alter or remove the improvements without our consent or without compensating us for any lost fair value; whether the ownership of the improvements remains with us or remains with the tenant at the end of the lease term; and whether the economic substance of the lease terms is properly reflected.

Collectability of Accounts and Deferred Rent Receivable

Allowances for doubtful accounts and deferred rent receivable are established based on quarterly analyses of the risk of loss on specific accounts. The analyses place particular emphasis on past-due accounts and consider information such as the nature and age of the receivables, the payment history of the tenants, the financial condition of the tenants and our assessment of their ability to meet their lease obligations, the basis for any disputes and the status of related negotiations. Our estimate of the required allowance is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on tenants.

Accounting Method for Investments

We use three different accounting methods to report our investments in entities: the consolidation method; the equity method; and the cost method (see Note 2 to our 2012 annual consolidated financial statements). We use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations. We also consolidate certain entities when control of such entities can be achieved through means other than voting rights (“variable interest entities” or “VIEs”) if we are deemed to be the primary beneficiary. Generally, this applies to entities for which either: (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest; (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support; or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve, or are conducted on behalf of, an investor with a disproportionately small voting interest. We use the equity method of accounting when we own an interest in an entity and can exert significant influence over, but cannot control, the entity’s operations.

In making these determinations, we need to make subjective estimates and judgments regarding the entity’s future operating performance, financial condition, future valuation and other variables that may affect the cash flows of the entity. We must consider both our and our partner’s ability to participate in the management of the entity’s operations and make decisions that allow the parties to manage their economic risks. We may also need to estimate the probability of different scenarios taking place over time and their effect on the partners’ cash flows. The conclusion reached as a result of this process affects whether or not we use the consolidation method in accounting for our investment or the equity method. Whether or not we consolidate an investment can materially affect our consolidated financial statements.

Accounting for Interest Rate Derivatives

We use interest rate derivatives to hedge the cash flows associated with interest rates on debt, including forecasted borrowings. When we designate a derivative as a cash flow hedge, we defer the effective portion of changes in its fair value to the accumulated other comprehensive income (loss) section of shareholders’ equity and recognize the ineffective portion of changes in fair value of derivatives in earnings. If and when a derivative ceases to qualify as a cash flow hedge, we reclassify the associated accumulated other comprehensive income (loss) to net earnings (loss). Our accounting for derivatives requires that we make judgments in determining the nature of the derivatives and their effectiveness as hedges, including ones regarding the likelihood that a forecasted transaction will take place. Therefore, these judgments could materially affect our consolidated financial statements.

Concentration of Operations

Customer Concentration of Property Operations

The table below sets forth the 20 largest tenants in our portfolio of office properties based on percentage of annualized rental revenue:

	Percentage of Annualized Rental Revenue of Office Properties for 20 Largest Tenants as of
		December 31,
Tenant	March 31, 2013	2012	2011	2010
United States of America	24.0%	24.2%	22.2%	21.6%
Northrop Grumman Corporation(1)	6.2%	6.3%	6.9%	7.2%
Booz Allen Hamilton, Inc.	5.6%	5.5%	5.1%	4.7%
Computer Sciences Corporation(1)	4.7%	4.8%	4.8%	4.1%
General Dynamics Corporation(1)	4.0%	3.6%	1.5%	1.0%
The MITRE Corporation	1.9%	1.9%	1.8%	1.8%
The Boeing Company(1)	1.8%	1.4%	1.3%	1.3%
CareFirst, Inc.	1.8%	1.9%	1.6%	1.7%
Wells Fargo & Company(1)	1.7%	1.7%	1.7%	1.6%
The Aerospace Corporation(1)	1.7%	1.7%	1.7%	1.7%
ITT Exelis(1)	1.6%	1.7%	1.7%	1.8%
Kratos Defense & Security Solution, Inc.(1)	1.5%	1.5%	1.4%	1.4%
L-3 Communications Holdings, Inc.(1)	1.4%	1.4%	1.6%	1.6%
AT&T Corporation(1)	1.2%	1.2%	1.2%	1.2%
Raytheon Company(1)	1.1%	1.1%	1.0%	N/A
Science Applications International Corporation(1)	0.9%	1.0%	0.9%	N/A
Lockheed Martin Corporation	0.8%	0.8%	N/A	N/A
The Johns Hopkins Institutions(1)	0.8%	0.8%	0.8%	0.8%
Unisys Corporation	0.8%	0.8%	0.8%	0.9%
TASC Inc.	0.8%	N/A	N/A	N/A
Ciena Corporation	N/A	1.0%	1.1%	1.0%
Comcast Corporation(1)	N/A	N/A	1.2%	1.3%
Merck & Co., Inc.(1)	N/A	N/A	N/A	0.6%
First Mariner Bank(1)	N/A	N/A	N/A	0.6%
Subtotal of 20 largest tenants	64.4%	64.5%	60.3%	57.9%
All remaining tenants	35.6%	35.5%	39.7%	42.1%
Total	100.0%	100.0%	100.0%	100.0%

(1)                                 Includes affiliated organizations and agencies and predecessor companies.

The United States Government’s concentration increased each of the last two years in large part due to it taking occupancy of a significant portion of our newly-constructed square feet placed into service and our significant dispositions of properties in which it was not a tenant.

Our Strategic Tenant Properties accounted for 70.2% of our annualized rental revenue from office properties held for long-term investment as of March 31, 2013 and 70.0% at December 31, 2012. We believe that we are well positioned for future growth in the concentration of our revenue derived from customers in these sectors, as discussed further in the section of COPT’s Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Business and Growth Strategies.”

Geographic Concentration of Property Operations

The table below sets forth the regional allocation of our annualized rental revenue of office properties as of the end of the last three calendar years:

	Percentage of Annualized Rental Revenue of Office Properties as of				Number of Office Properties as of
		December 31,				December 31,
Region	March 31, 2013	2012	2011	2010	March 31, 2013	2012	2011	2010
Baltimore/Washington Corridor	46.8%	47.5%	45.6%	44.1%	99	98	111	112
Northern Virginia	19.6%	19.1%	16.0%	16.4%	19	19	17	17
San Antonio	6.2%	6.3%	5.8%	5.7%	8	8	9	8
Washington, DC—Capitol Riverfront	3.1%	3.1%	3.0%	3.4%	2	2	2	2
St. Mary’s and King George Counties	3.5%	3.4%	3.4%	2.9%	19	19	19	18
Greater Baltimore	8.5%	8.8%	12.6%	14.9%	32	32	46	66
Suburban Maryland	1.7%	1.7%	4.1%	3.9%	3	3	8	8
Colorado Springs	5.5%	5.4%	5.1%	5.2%	21	21	21	21
Greater Philadelphia	2.0%	2.0%	1.7%	1.5%	3	3	2	2
Other	3.1%	2.7%	2.7%	2.0%	4	3	3	2
	100.0%	100.0%	100.0%	100.0%	210	208	238	256

The most significant changes in our regional allocations set forth above were due to newly-constructed properties placed into service and our significant dispositions of properties in the Greater Baltimore and Suburban Maryland regions.

Occupancy and Leasing

Office Properties

The tables below set forth occupancy information pertaining to our portfolio of operating office properties:

	March 31,	December 31,
	2013	2012	2011	2010
Occupancy rates at period end
Total	87.6%	87.8%	86.2%	87.6%
Baltimore/Washington Corridor	88.2%	89.4%	87.9%	88.1%
Northern Virginia	89.6%	89.2%	84.8%	91.9%
San Antonio	96.3%	96.4%	90.7%	100.0%
Washington, DC—Capitol Riverfront	88.1%	89.0%	91.6%	98.5%
St. Mary’s and King George Counties	87.2%	85.9%	87.3%	86.8%
Greater Baltimore	78.9%	78.6%	84.5%	85.0%
Suburban Maryland	94.1%	94.1%	79.6%	76.5%
Colorado Springs	81.3%	77.8%	74.9%	76.2%
Greater Philadelphia	89.9%	100.0%	99.7%	100.0%
Other	95.8%	94.6%	100.0%	100.0%
Average contractual annual rental rate per square foot at year end(1)	$27.95	$27.92	$26.59	$25.58

(1)                                 Includes estimated expense reimbursements.

	Rentable Square Feet	Occupied Square Feet
	(in thousands)
December 31, 2011	20,514	17,685
Square feet vacated upon lease expiration(1)	—	(782)
Occupancy of previously vacated space in connection with new lease(2)	—	717
Square feet constructed or redeveloped	425	548
Acquisition	202	202
Dispositions	(2,302)	(1,833)
Other changes	(8)	4
December 31, 2012	18,831	16,541
Square feet vacated upon lease expiration(1)	—	(357)
Occupancy of previously vacated space in connection with new lease(2)	—	354
Square feet constructed or redeveloped	295	213
Other changes	2	(2)
March 31, 2013	19,128	16,749

(1)                                 Includes lease terminations and space reductions occurring in connection with lease renewals.

(2)                                 Excludes occupancy of vacant square feet acquired or developed.

Please refer to the section above entitled “Overview” for discussion regarding our leasing activity in 2012 and the three months ended March 31, 2013, and our expectations regarding the future outlook. As the table above reflects, much of the increase in our total occupancy since 2011 was attributable to our disposition of properties with lower occupancy rates. Occupancy of our 2012 Same Office Properties pool was 89.1% at December 31, 2012, up slightly from 88.3% at December 31, 2011.

In 2012, we completed 3.3 million square feet of leasing, including 1.2 million of construction and redevelopment space. Our construction leasing was highlighted by: Strategic Demand Driver leasing of 363,000 square feet in three properties proximate to Redstone Arsenal in Huntsville (our first construction leasing in that region) and 115,000 square feet in Riverwood Corporate Park in the Baltimore/Washington Corridor; and 315,000 square feet in two properties on land we acquired in Ashburn, Virginia, a market we were targeting to add to our Northern Virginia holdings. At December 31, 2012, we had 1.4 million square feet under construction that was 67% leased.

In 2012, we renewed 64.3% of the square footage of our lease expirations (including the effect of early renewals). The annualized rents of these renewals decreased on average by approximately 4.2% and revenue under GAAP increased on average by approximately 2.2% relative to the leases previously in place for the space; these leases had a weighted average lease term of approximately 3.3 years and the average estimated tenant improvements and lease costs associated with completing this leasing was approximately $6.35 per square foot.

During the three months ended March 31, 2013, we completed 756,000 square feet of leasing and renewed 57.3% of the square footage of our lease expirations (including the effect of early renewals) for the period, which included the effect of an anticipated significant tenant move-out in one property.

We believe that our continuing exposure to the challenging leasing environment described above in the section entitled “Overview” is mitigated to a certain extent by the generally long-term nature of our leases and the staggered timing of our future lease expirations. Our weighted average lease term for office properties at March 31, 2013 was approximately four years. The table below sets forth as of March 31, 2013 our scheduled lease expirations of office properties by region in terms of percentage of annualized rental revenue:

	Expiration of Annualized Rental Revenue of Office Properties
	Nine Months Ending 12/31/13	2014	2015	2016	2017	Thereafter	Total
Baltimore/Washington Corridor	8.5%	4.5%	7.5%	5.6%	7.5%	13.2%	46.8%
Northern Virginia	0.4%	5.8%	4.6%	1.1%	2.2%	5.5%	19.6%
San Antonio	0.0%	0.0%	0.0%	0.0%	0.0%	6.2%	6.2%
Washington, DC—Capitol Riverfront	1.1%	0.7%	0.3%	0.4%	0.0%	0.6%	3.1%
St. Mary’s and King George Counties	0.7%	0.7%	1.1%	0.4%	0.0%	0.6%	3.5%
Greater Baltimore	0.2%	0.6%	0.9%	1.4%	1.2%	4.2%	8.5%
Suburban Maryland	0.0%	0.1%	0.0%	0.0%	0.1%	1.5%	1.7%
Colorado Springs	0.3%	0.7%	0.7%	0.6%	0.7%	2.5%	5.5%
Greater Philadelphia	0.0%	0.0%	0.6%	0.0%	0.0%	1.4%	2.0%
Other	0.0%	0.7%	0.0%	0.0%	0.0%	2.4%	3.1%
Total	11.2%	13.8%	15.7%	9.5%	11.7%	38.1%	100.0%

With regard to leases expiring during the remainder of 2013, we believe that the weighted average annualized rental revenue per occupied square foot for such leases at March 31, 2013 was, on average, approximately 5% to 8% higher than estimated current market contractual rents for the related space, with specific results varying by market.

As noted above, most of the leases with our largest tenant, the United States Government, provide for consecutive one-year terms or provide for early termination rights; all of the leasing statistics set forth above assume that the United States Government will remain in the space that they lease through the end of the respective arrangements, without ending consecutive one-year leases prematurely or exercising early termination rights.

Wholesale Data Center Property

Our wholesale data center property, which upon completion is expected to have a critical load of 18 megawatts, had six megawatts in operation at March 31, 2013, of which 4.3 were leased to tenants with further expansion rights of up to a combined 5.2 megawatts. This leasing includes our completion in 2012 and the three months ended March 31, 2013 of new leases that provide for initial commitments of 1.3 megawatts with further expansion rights for 0.9 additional megawatts. We expect that leasing of this property could continue to be slow, and expect, due to the long lease commencement lead time required for this type of property, that any new leasing completed in 2013 will contribute minimally to our income for that year. We plan to hold this property long-term. However, if our strategic plan for this property changes, we could recognize a significant impairment charge.

Results of Operations

We evaluate the operating performance of our properties using NOI from real estate operations, our segment performance measure derived by subtracting property operating expenses from revenues from real estate operations. We view our NOI from real estate operations as comprising the following primary categories of operating properties:

•                  office properties owned and 100% operational throughout the two periods being compared, excluding operating properties disposed or held for future disposition. We define these as changes from “Same Office Properties.” For further discussion of the concept of “operational,” you should refer to the section of Note 2 of the 2012 annual consolidated financial statements entitled “Properties”;

•                  office properties acquired during the two periods being compared;

•                  constructed office properties placed into service that were not 100% operational throughout the two periods being compared;

•                  office properties held for sale as of March 31, 2013;

•                  office properties in the Greater Philadelphia region. In September 2012, we shortened the holding period for these properties because they no longer meet our strategic investment criteria; and

•                  property dispositions.

You may refer to Note 14 to our consolidated quarterly financial statements and Note 17 to our consolidated annual financial statements for summaries of operating properties that were either disposed or classified as held for sale and therefore are included in discontinued operations.

In addition to owning properties, we provide construction management and other services. The primary manner in which we evaluate the operating performance of our construction management and other service activities is through a measure we define as NOI from service operations, which is based on the net of the revenues and expenses from these activities. The revenues and expenses from these activities consist primarily of subcontracted costs that are reimbursed to us by customers along with a management fee. The operating margins from these activities are small relative to the revenue. We believe NOI from service operations is a useful measure in assessing both our level of activity and our profitability in conducting such operations.

We believe that operating income, as reported on our consolidated statements of operations, is the most directly comparable generally accepted accounting principles (“GAAP”) measure for both NOI from real estate operations and NOI from service operations. Since both of these measures exclude certain items includable in operating income, reliance on these measures has limitations; management compensates for these limitations by using the measures simply as supplemental measures that are considered alongside other GAAP and non-GAAP measures.

The table below reconciles NOI from real estate operations and NOI from service operations to operating income reported on our consolidated statement of operations:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)
NOI from real estate operations	$78,011	$78,758	$312,365	$308,012	$288,959
NOI from service operations	785	927	3,260	2,706	2,373
NOI from discontinued operations	(3,851)	(9,350)	(25,355)	(41,913)	(48,017)
Depreciation and amortization associated with real estate operations	(28,252)	(27,834)	(113,480)	(113,111)	(97,897)
Impairment losses	(1,857)	4,836	(43,214)	(83,478)	—
General, administrative and leasing expenses	(7,820)	(9,569)	(31,900)	(30,308)	(28,477)
Business development expenses and land carry costs	(1,359)	(1,576)	(5,711)	(6,122)	(6,403)
Operating income	$35,657	$36,192	$95,965	$35,786	$110,538

Comparison of the Three Months Ended March 31, 2013 to the Three Months Ended March 31, 2012

	For the Three Months Ended March 31,
	2013	2012	Variance
	(in thousands)
Revenues
Revenues from real estate operations	$116,735	$110,661	$6,074
Construction contract and other service revenues	14,262	21,534	(7,272)
Total revenues	130,997	132,195	(1,198)

Expenses
Property operating expenses	42,575	41,253	1,322
Depreciation and amortization associated with real estate operations	28,252	27,834	418
Construction contract and other service expenses	13,477	20,607	(7,130)
Impairment losses (recoveries)	1,857	(4,836)	6,693
General, administrative and leasing expenses	7,820	9,569	(1,749)
Business development expenses and land carry costs	1,359	1,576	(217)
Total operating expenses	95,340	96,003	(663)

Operating income	35,657	36,192	(535)
Interest expense	(22,307)	(24,431)	2,124
Interest and other income	946	1,217	(271)
Loss on early extinguishment of debt	(5,184)	—	(5,184)
Equity in income (loss) of unconsolidated entities	41	(89)	130
Income tax expense	(16)	(204)	188
Income from continuing operations	9,137	12,685	(3,548)
Discontinued operations	3,786	(2,450)	6,236
Gain on sales of real estate	2,354	—	2,354
Net income	15,277	10,235	5,042
Net loss attributable to noncontrolling interests	336	570	(234)
Preferred unit distributions	(6,271)	(4,190)	(2,081)
Net income attributable to COPLP common unitholders	$9,342	$6,615	$2,727

NOI from Real Estate Operations

	For the Three Months Ended March 31,
	2013	2012	Variance
	(Dollars in thousands, except per square foot data)
Revenues
Same Office Properties	$108,413	$106,209	$2,204
Constructed office properties placed in service	2,821	563	2,258
Acquired office properties	1,606	—	1,606
Properties held for sale	5,308	4,926	382
Greater Philadelphia properties	2,487	2,172	315
Dispositions	35	9,982	(9,947)
Other	1,407	1,452	(45)
	122,077	125,304	(3,227)
Property operating expenses
Same Office Properties	38,887	38,725	162
Constructed office properties placed in service	851	119	732
Acquired office properties	432	—	432
Properties held for sale	1,749	1,628	121
Greater Philadelphia properties	838	513	325
Dispositions	—	4,626	(4,626)
Other	1,309	935	374
	44,066	46,546	(2,480)
NOI from real estate operations
Same Office Properties	69,526	67,484	2,042
Constructed office properties placed in service	1,970	444	1,526
Acquired office properties	1,174	—	1,174
Properties held for sale	3,559	3,298	261
Greater Philadelphia properties	1,649	1,659	(10)
Dispositions	35	5,356	(5,321)
Other	98	517	(419)
	$78,011	$78,758	$(747)
Same Office Properties rent statistics
Average occupancy rate	88.9%	87.7%	1.2%
Average straight-line rent per occupied square foot(1)	$5.93	$5.93	$—

(1)                                 Includes minimum base rents, net of abatements, and lease incentives on a straight-line basis for the three month periods set forth above.

The increase in revenues from our Same Office Properties was attributable to a $1.7 million increase in rental revenue (including $454,000 in connection with lease terminations) and a $478,000 increase in tenant recoveries and other real estate operations revenue.

Our Same Office Properties pool for purposes of comparing the three months ended March 31, 2013 and 2012 consisted of 183 office properties, comprising 86.1% of our operating office square footage as of March 31, 2013. This pool of properties included the following changes from the pool used for purposes of comparing 2012 and 2011: the addition of one property acquired and fully operational by January 1, 2012; and five properties placed in service and 100% operational by January 1, 2012. Operating office properties disposed, held for sale or otherwise no longer held for long-term investment (currently our Greater Philadelphia properties) by March 31, 2013 were also excluded from all presented Same Office Property pools.

Impairment Losses

During the current period, we recognized a non-cash impairment loss of $1.9 million in connection with our shortening of the holding period for a property that we expect to sell. During the prior period, in connection primarily with the Strategic Reallocation Plan to dispose of office properties and land that are no longer aligned with our strategy, we determined that the carrying amounts of certain properties identified for disposition (the “Impaired Properties”) will not likely be recovered from the cash flows from the operations and sales of such properties over the shorter holding periods; accordingly, we recognized aggregate impairment losses of $6.6 million in the prior period (including $11.4 million classified as discontinued operations and $1.1 million in exit costs).

General and Administrative Expenses

The decrease in general and administrative expenses was attributable in large part to additional expenses incurred in 2012 in connection with our executive transition during the period and certain staffing reductions made to adjust the size of the organization due in large part to our property dispositions.

Interest Expense

The decrease in interest expense was due primarily to a $433.3 million decrease in our average outstanding debt resulting from our repayments of debt using proceeds from property dispositions and equity issuances.

Loss on Early Extinguishment of Debt

The loss on early extinguishment of debt in the current period was attributable primarily to a $5.3 million loss recognized on our repayment of a $53.7 million principal amount of our 4.25% Exchangeable Senior Notes.

Discontinued Operations

The increase in discontinued operations was due primarily to $11.4 million in impairment losses and $4.1 million in gain on sales in the prior period primarily in connection with the Strategic Reallocation Plan.

Gain on Sales of Real Estate

The increase in gain on sales of real estate was attributable to the condemnation of a land parcel in the Greater Baltimore region in connection with an interstate widening project.

Preferred Unit Distributions

The increase in preferred unit distributions was due to distributions on the Series L Preferred Units issued in June 2012, partially offset by the decrease in distributions attributable to the Series G Preferred Units redeemed in August 2012.

Comparison of the Year Ended December 31, 2012 to the Year Ended December 31, 2011

	For the Years Ended December 31,
	2012	2011	Variance
	(in thousands)
Revenues
Revenues from real estate operations	$454,171	$428,496	$25,675
Construction contract and other service revenues	73,836	84,345	(10,509)
Total revenues	528,007	512,841	15,166
Expenses
Property operating expenses	167,161	162,397	4,764
Depreciation and amortization associated with real estate operations	113,480	113,111	369
Construction contract and other service expenses	70,576	81,639	(11,063)
Impairment losses	43,214	83,478	(40,264)
General, administrative and leasing expenses	31,900	30,308	1,592
Business development expenses and land carry costs	5,711	6,122	(411)
Total operating expenses	432,042	477,055	(45,013)
Operating income	95,965	35,786	60,179
Interest expense	(94,624)	(98,222)	3,598
Interest and other income	7,172	5,603	1,569
Loss on early extinguishment of debt	(943)	(1,639)	696
Equity in loss of unconsolidated entities	(546)	(331)	(215)
Income tax (expense) benefit	(381)	6,710	(7,091)
Loss on interest rate derivatives	—	(29,805)	29,805
Income (loss) from continuing operations	6,643	(81,898)	88,541
Discontinued operations	13,677	(48,404)	62,081
Gain on sales of real estate, net of income taxes	21	2,732	(2,711)
Net income (loss)	20,341	(127,570)	147,911
Net loss attributable to noncontrolling interests	507	244	263
Preferred unit distributions	(21,504)	(16,762)	(4,742)
Issuance costs associated with redeemed preferred units	(1,827)	—	(1,827)
Net loss attributable to COPLP common unitholders	$(2,483)	$(144,088)	$141,605

NOI from Real Estate Operations

	For the Years Ended December 31,
	2012	2011	Variance
	(Dollars in thousands, except per square foot data)
Revenues
Same Office Properties	$414,275	$404,617	$9,658
Constructed office properties placed in service	16,237	8,593	7,644
Acquired office properties	6,574	1,368	5,206
Properties held for sale	19,529	18,584	945
Greater Philadelphia properties	9,698	7,458	2,240
Dispositions	19,957	50,149	(30,192)
Other	6,830	5,063	1,767
	493,100	495,832	(2,732)
Property operating expenses
Same Office Properties	151,932	150,198	1,734
Constructed office properties placed in service	4,040	1,791	2,249
Acquired office properties	1,450	227	1,223
Properties held for sale	6,671	6,292	379
Greater Philadelphia properties	2,562	1,402	1,160
Dispositions	9,057	24,448	(15,391)
Other	5,023	3,462	1,561
	180,735	187,820	(7,085)
NOI from real estate operations
Same Office Properties	262,343	254,419	7,924
Constructed office properties placed in service	12,197	6,802	5,395
Acquired office properties	5,124	1,141	3,983
Properties held for sale	12,858	12,292	566
Greater Philadelphia properties	7,136	6,056	1,080
Dispositions	10,900	25,701	(14,801)
Other	1,807	1,601	206
	$312,365	$308,012	$4,353
Same Office Properties rent statistics
Average occupancy rate	88.6%	89.1%	-0.5%
Average straight-line rent per occupied square foot(1)	$23.57	$23.35	$0.22

(1)                                 Includes minimum base rents, net of abatements, and lease incentives on a straight-line basis for the years set forth above.

The increase in revenues from our Same Office Properties was attributable to a $4.5 million increase in rental revenue (including $967,000 in connection with lease terminations) and a $5.2 million increase in tenant recoveries and other real estate operations revenue (most of which pertained to an increase in directly reimbursable expenses). The increase in property operating expenses from our Same Office Properties was primarily due to increases in expenses directly reimbursable from tenants, offset in part by decreases in snow removal and utility expenses resulting from a milder winter and spring in the Mid-Atlantic region.

Our Same Office Properties pool for purposes of comparing 2012 and 2011 consisted of 177 office properties, comprising 84.0% of our operating office square footage as of December 31, 2012. This pool of properties included the following changes from the pool used for purposes of comparing 2011 and 2010: the addition of four properties acquired and fully operational by January 1, 2011; and five properties placed in service and 100% operational by January 1, 2011. Operating office properties disposed, held for sale or otherwise no longer held for long-term investment (currently our Greater Philadelphia properties) by December 31, 2012 were also excluded from all presented Same Office Property pools.

NOI from Service Operations

	For the Years Ended December 31,
	2012	2011	Variance
	(in thousands)
Construction contract and other service revenues	$73,836	$84,345	$(10,509)
Construction contract and other service expenses	70,576	81,639	(11,063)
NOI from service operations	$3,260	$2,706	$554

Construction contract and other service revenue and expenses decreased due primarily to a lower volume of construction activity in connection with one large construction contract that was nearing completion. Construction contract activity is inherently subject to significant variability depending on the volume and nature of projects undertaken by us (primarily on behalf of tenants). Service operations are an ancillary component of our overall operations that should contribute little operating income relative to our real estate operations.

Impairment Losses

We recognized the impairment losses described below in the current and prior years:

•                  in September 2012, COPT’s Board of Trustees approved a plan by Management to shorten the holding period for all of our office properties and developable land in Greater Philadelphia, Pennsylvania because the properties no longer meet our strategic investment criteria. We determined that the carrying amounts of these properties will not likely be recovered from the cash flows from the operations and sales of such properties over the likely remaining holding period. Accordingly, in 2012, we recognized aggregate non-cash impairment losses of $46.1 million for the amounts by which the carrying values of the properties exceeded their respective estimated fair values;

•                  in connection primarily with the Strategic Reallocation Plan, we determined that the carrying amounts of certain properties identified for disposition (the “Impaired Properties”) will not likely be recovered from the cash flows from the operations and sales of such properties over the shorter holding periods. Accordingly, we recognized aggregate impairment losses for the amounts by which the carrying values of the Impaired Properties exceeded their respective estimated fair values, plus any exit costs incurred, of: $19.0 million in 2012 ($23.7 million classified as discontinued operations and including $4.2 million in exit costs); and $122.5 million in 2011 ($67.5 million classified as discontinued operations and excluding $4.8 million in related income tax benefit);

•                  in connection with construction costs incurred on a property held for future development, we recognized an impairment loss of $1.9 million in 2012;

•                  on February 15 and 17, 2011, the United States Army (the “Army”) provided us disclosures regarding the past testing and use of tactical defoliants/herbicides at a property we owned, and subsequently disposed of, in Cascade, Maryland that was formerly an Army base known as Fort Ritchie (“Fort Ritchie”). Upon receipt of these disclosures, we commenced a review of our development plans and prospects for the property. We believed that these disclosures by the Army were likely to cause further delays in the resolution of certain litigation related to the property, and that they also increased the level of uncertainty as to our ultimate development rights at the property and future residential and commercial demand for the property. We analyzed various possible outcomes and resulting cash flows expected from the operations and ultimate disposition of the property. After determining that the carrying amount of the property was not likely to be recovered from those cash flows, we recognized a non-cash impairment loss of $27.7 million in March 2011 for the amount by which the carrying value of the property exceeded its estimated fair value; and

•                  $803,000 on goodwill associated with operating properties in 2011.

The table below sets forth impairment losses (recoveries) recognized by property classification:

	For the Years Ended December 31,
	2012	2011
	(in thousands)
Operating properties	$70,263	$70,512
Non-operating properties	(3,353)	80,509
Total	$66,910	$151,021

The timely disposition of assets that no longer meet our strategic objectives is a key component of our strategy. Our identification of additional properties for disposition in future periods could result in our recognition of additional impairment losses in such periods.

General, Administrative and Leasing Expenses

In 2012, we incurred additional expenses in connection with certain staffing reductions made to adjust the size of the organization due in large part to our property dispositions. In 2011, certain of our executives voluntarily cancelled performance share units (“PSUs”) that were originally granted to them in 2010; we recognized a non-cash compensation charge of $1.2 million in 2011 in connection with these PSU cancellations, most of which was included in general, administrative and leasing expenses, and we will have no further compensation charges in the future in connection with the cancelled PSUs.

We capitalize compensation and indirect costs associated with properties, or portions thereof, undergoing construction, development and redevelopment activities, and also capitalize such costs associated with internal-use software development. We also capitalize compensation costs associated with obtaining new tenant leases or extending existing tenants. Capitalized compensation and indirect costs were as follows:

	For the Years Ended December 31,
	2012	2011
	(in thousands)
Construction, development, redevelopment, capital and tenant improvements	$7,976	$10,394
Leasing	1,151	1,259
Total	$9,127	$11,653

The decrease in capitalized compensation and indirect costs from 2011 to 2012 was attributable in large part to a lower level of construction and development activity.

Interest Expense

The table below sets forth the components of our interest expense included in continuing operations:

	For the Years Ended December 31,
	2012	2011	Variance
	(in thousands)
Interest on mortgage and other secured loans	$63,124	$75,760	$(12,636)
Interest on unsecured term loans	14,728	2,914	11,814
Interest on Exchangeable Senior Notes	13,851	20,267	(6,416)
Interest on Revolving Credit Facility	6,274	10,158	(3,884)
Interest expense recognized on interest rate swaps	3,697	4,600	(903)
Amortization of deferred financing costs	6,243	6,596	(353)
Other interest	2,784	1,406	1,378
Interest expense reclassified to discontinued operations	(2,174)	(6,079)	3,905
Capitalized interest	(13,903)	(17,400)	3,497
Total	$94,624	$98,222	$(3,598)

The decrease in interest expense included the effect of a $132.8 million decrease in our average outstanding debt resulting primarily from our repayments of debt using proceeds from property dispositions and equity issuances. Capitalized interest decreased from 2011 to 2012 due primarily to a decrease in the average costs associated with active construction projects resulting from projects being completed and our being slower to start new projects prior to definitive leasing being in place.

Loss on Interest Rate Swaps

On April 5, 2011, we entered into two forward starting LIBOR swaps for an aggregate notional amount of $175 million designated as cash flow hedges of interest payments on ten-year, fixed-rate borrowings forecasted to occur between August 2011 and April 2012. After meeting with our Board of Trustees on December 21, 2011, we determined that we would pursue other financing options and concluded that the originally forecasted borrowings were expected not to occur. Accordingly, the swaps no longer qualified for hedge accounting and we recognized an aggregate loss of $29.8 million on these interest rate swaps in December 2011, most of which was reclassified from accumulated other comprehensive losses at the time the swaps entered into on April 5, 2011 no longer qualified for hedge accounting. On January 5, 2012, we cash settled all of the forward starting swaps entered into on April 5, 2011 and December 22, 2011 for an aggregate of $29.7 million using borrowings from our Revolving Credit Facility.

Discontinued Operations

The increase in discontinued operations from 2011 to 2012 was due primarily to a $43.8 million decrease in impairment losses and a $16.1 million increase in gain on sales in the current period primarily in connection with the Strategic Reallocation Plan.

Income Tax (Expense) Benefit

The income tax benefit in 2011 was due primarily to a $4.8 million benefit on impairment losses recognized by our taxable REIT subsidiary in connection with the Strategic Reallocation Plan, most of which was recognized in the three months ended June 30, 2011.

Preferred Unit Distributions

The increase in preferred unit distributions was due to distributions on the newly issued Series L Preferred Units, partially offset by the decrease in distributions attributable to the Series G Preferred Units redeemed in August 2012.

Issuance Costs Associated with Redeemed Preferred Units

In 2012, we recognized a $1.8 million decrease to net income available to common unitholders pertaining to the original issuance costs incurred on the Series G Preferred Units that were redeemed.

Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010

	For the Years Ended December 31,
	2011	2010	Variance
	(in thousands)
Revenues
Revenues from real estate operations	$428,496	$387,559	$40,937
Construction contract and other service revenues	84,345	104,675	(20,330)
Total revenues	512,841	492,234	20,607
Expenses
Property operating expenses	162,397	146,617	15,780
Depreciation and amortization associated with real estate operations	113,111	97,897	15,214
Construction contract and other service expenses	81,639	102,302	(20,663)
Impairment losses	83,478	—	83,478
General, administrative and leasing expense	30,308	28,477	1,831
Business development expenses and land carry costs	6,122	6,403	(281)
Total operating expenses	477,055	381,696	95,359
Operating income	35,786	110,538	(74,752)
Interest expense	(98,222)	(95,729)	(2,493)
Interest and other income	5,603	9,568	(3,965)
Loss on interest rate derivatives	(29,805)	—	(29,805)
Loss on early extinguishment of debt	(1,639)	—	(1,639)
Equity in (loss) income of unconsolidated entities	(331)	1,376	(1,707)
Income tax benefit (expense)	6,710	(108)	6,818
(Loss) income from continuing operations	(81,898)	25,645	(107,543)
Discontinued operations	(48,404)	17,054	(65,458)
Gain on sales of real estate, net of income taxes	2,732	2,829	(97)
Net (loss) income	(127,570)	45,528	(173,098)
Net loss (income) attributable to noncontrolling interests	244	(61)	305
Preferred unit distributions	(16,762)	(16,762)	—
Net (loss) income attributable to COPLP common unitholders	$(144,088)	$28,705	$(172,793)

NOI from Real Estate Operations

	For the Years Ended December 31,
	2011	2010	Variance
	(Dollars in thousands, except per square foot data)
Revenues
Same Office Properties	$362,237	$362,853	$(616)
Constructed office properties placed in service	27,048	8,789	18,259
Acquired office properties	25,293	7,315	17,978
Properties held for sale	18,584	18,704	(120)
Greater Philadelphia properties	7,458	6,299	1,159
Dispositions	50,149	56,706	(6,557)
Other	5,063	1,062	4,001
	495,832	461,728	34,104
Property operating expenses
Same Office Properties	137,286	132,768	4,518
Constructed office properties placed in service	5,705	1,993	3,712
Acquired office properties	9,225	2,317	6,908
Properties held for sale	6,292	5,831	461
Greater Philadelphia properties	1,402	2,131	(729)
Dispositions	24,448	25,974	(1,526)
Other	3,462	1,755	1,707
	187,820	172,769	15,051
NOI from real estate operations
Same Office Properties	224,951	230,085	(5,134)
Constructed office properties placed in service	21,343	6,796	14,547
Acquired office properties	16,068	4,998	11,070
Properties held for sale	12,292	12,873	(581)
Greater Philadelphia properties	6,056	4,168	1,888
Dispositions	25,701	30,732	(5,031)
Other	1,601	(693)	2,294
	$308,012	$288,959	$19,053
Same Office Properties rent statistics
Average occupancy rate	88.6%	90.2%	(1.6)%
Average straight-line rent per occupied square foot(1)	$22.50	$22.26	$0.24

(1)                                 Includes minimum base rents, net of abatements, and lease incentives on a straight-line basis for the nine month periods set forth above.

As the table above indicates, our increase in NOI from real estate operations was attributable to the additions of properties through construction and acquisition activities.

Our Same Office Properties for purposes of comparing 2011 and 2010 consisted of 168 office properties, comprising 70.8% of our operating office square footage as of December 31, 2011. With regard to changes in NOI from real estate operations attributable to Same Office Properties:

•                  the decrease in revenues included the following:

•                  a $2.3 million decrease in rental revenue attributable primarily to changes in occupancy and rental rates between the two years; and

•                  a $1.5 million decrease in net revenue from the early termination of leases; offset in part by

•                  a $3.2 million increase in tenant recoveries and other revenue due primarily to the increase in property operating expenses described below.

•                  the increase in property operating expenses included the following:

•                  a $1.9 million increase in costs for asset and property management labor, much of which was due to an increase in the size of our employee base supporting certain properties;

•                  a $1.7 million increase in interior and other repairs and maintenance;

•                  a $1.5 million increase in heating and air conditioning repairs and maintenance that was predominantly attributable to an increase in heating and air conditioning systems utilization at a property in San Antonio; and

•                  a $1.0 million increase in cleaning services and related supplies due in large part to increased contract rates and increased space usage of leased space at certain properties; offset in part by

•                  a $3.5 million decrease in snow removal expenses due primarily to record snowfall in Maryland and Northern Virginia in 2010.

NOI from Service Operations

	For the Years Ended December 31,
	2011	2010	Variance
	(in thousands)
Construction contract and other service revenues	$84,345	$104,675	$(20,330)
Construction contract and other service expenses	81,639	102,302	(20,663)
NOI from service operations	$2,706	$2,373	$333

As evidenced in the changes set forth above, construction contract and other service revenue and expenses decreased due primarily to a lower volume of construction activity in connection with one large construction contract that was nearing completion, although the change in NOI from service operations was not significant.

Depreciation and Amortization Associated with Real Estate Operations

Depreciation and amortization expense associated with real estate included in continuing operations increased due primarily to expense attributable to properties added into operations through construction and acquisition activities.

General, Administrative and Leasing Expenses

As described above, we recognized a non-cash compensation charge of $1.2 million in 2011 in connection with voluntary executive PSU cancellations, most of which was included in general, administrative and leasing expenses.

Capitalized compensation and indirect costs were as follows:

	For the Years Ended December 31,
	2011	2010
	(in thousands)
Construction, development, redevelopment, capital and tenant improvements	$10,394	$9,684
Leasing	1,259	1,222
Internal-use software development	—	126
Total	$11,653	$11,032

Impairment Losses

We recognized impairment losses in 2011, as described above.

Interest Expense

The table below sets forth the components of our interest expense included in continuing operations:

	For the Years Ended December 31,
	2011	2010	Variance
	(in thousands)
Interest on mortgage and other secured loans	$75,760	$82,635	$(6,875)
Interest on Exchangeable Senior Notes	20,267	19,348	919
Interest on Revolving Credit Facility	10,158	5,923	4,235
Interest expense recognized on interest rate swaps	4,600	3,689	911
Interest on unsecured term loans	2,914	—	2,914
Amortization of deferred financing costs	6,596	5,871	725
Other interest	1,406	1,186	220
Interest expense reclassified to discontinued operations	(6,079)	(6,399)	320
Capitalized interest	(17,400)	(16,524)	(876)
Total	$98,222	$95,729	$2,493

The increase in interest expense included the effect of a $181.4 million increase in our average outstanding debt resulting primarily from our financing of acquisition and construction activities. The table above reflects the effects of our repayments of secured debt and our maintaining a higher weighted average borrowing level on the Revolving Credit Facility in 2011.

Loss on Interest Rate Swaps

As described above, we recognized an aggregate loss of $29.8 million on certain forward starting interest rate swaps in December 2011, most of which was reclassified from accumulated other comprehensive losses.

Interest and Other Income

The decrease in interest and other income was due primarily to a decrease in gain recognized on our investment in common stock of The KEYW Holding Corporation (“KEYW”), an entity supporting the intelligence community’s operations and transformation to Cyber Age mission by providing engineering services and integrated platforms that support the intelligence process. We used the equity method of accounting for our investment in KEYW common stock until the resignation of our Chief Executive Officer from the Board of Directors of KEYW effective July 1, 2011, at which time we began accounting for our investment in KEYW’s common stock as a trading marketable equity security to be reported at fair value, with unrealized gains and losses recognized through earnings. Most of the decrease in gain was attributable to additional equity issued by KEYW in connection with its initial public offering of common stock in 2010; no similar event occurred in 2011.

Income Tax Benefit (Expense)

As described above, the income tax benefit in 2011 was due primarily to impairment losses recognized by our taxable REIT subsidiary in connection with the Strategic Reallocation Plan.

Discontinued Operations

The decrease in discontinued operations was due primarily to $67.5 million in impairment losses recognized in connection with the Strategic Reallocation Plan described above.

Property Additions

The table below sets forth the major components of our additions to properties:

	For the Three Months Ended March 31,			For the Years Ended December 31,
	2013	2012	Variance	2012	2011	Variance
	(in thousands)
Construction, development and redevelopment(1)	$49,420	$33,546	$15,874	$165,523	$240,360	$(74,837)
Acquisition of operating properties(2)	—	—	—	33,684	26,887	6,797
Tenant improvements on operating properties(3)	2,229	948	1,281	22,068	47,147	(25,079)
Capital improvements on operating properties	1,709	1,694	15	26,827	16,572	10,255
	$53,358	$36,188	$17,170	$248,102	$330,966	$(82,864)

(1)                                 The decrease from 2011 to 2012 was attributable in large part to a slower pace of new construction projects started since we were less inclined to commence construction on projects prior to definitive leasing prospects being in place than we were historically. The increase in the three months ended March 31, 2013 includes the effect of additional projects underway due in large part to leasing completed on construction projects in 2012. Estimated remaining costs on existing construction projects totaled $99.5 million at March 31, 2013. We also have a significant pipeline of land, much of which we expect to use for the construction of new projects in the future, although the volume and pace of such new projects occurring will be dependent in large part on the leasing environment.

(2)                                 Excludes intangible assets and liabilities associated with such acquisition. Our level of future acquisitions will be dependent largely on our ability to identify strategic acquisition opportunities that meet our return criteria and our having sufficient capital available to complete such acquisitions.

(3)                                 Tenant improvement costs incurred on newly-constructed properties are classified in this table as construction, development and redevelopment. The decrease from 2011 to 2012 was due in large part to a decrease in leases executed on existing space in 2012 and 2011 including significant costs from leases executed in 2010.

Cash Flows

Three Months Periods Ended March 31, 2013 to 2012

Net cash flow provided by operating activities increased $3.5 million when comparing the three months ended March 31, 2013 and 2012 due primarily to $29.7 million in cash paid to cash settle interest rate swaps in the prior period, offset in part by: a decrease in cash flow received from real estate operations, which was affected by the timing of cash receipts; a decrease in cash flow associated with the timing of cash flow from third-party construction projects; $7.1 million in previously accreted interest and early extinguishment of debt costs paid in connection with the repayment of our 4.25% Exchangeable Senior Notes in the current period; and $7.0 million in proceeds in the prior period from the our sale of stock in The KEYW Holding Corporation, including $5.1 million received in 2012 from sales completed in 2011.

Net cash flow used in investing activities increased $68.0 million when comparing the three months ended March 31, 2013 and 2012 due mostly to a $61.2 million decrease in proceeds from sales of properties in the prior period.

Net cash flow provided by financing activities in the three months ended March 31, 2013 was $25.8 million and included the following:

•                  proceeds from the issuance of common shares of $118.4 million; offset in part by

•                  net repayments of debt of $60.3 million; and

•                  distributions of $29.8 million.

Net cash flow used in financing activities in the three months ended March 31, 2012 was $49.2 million and included the following:

•                  net repayments of debt of $9.2 million; and

•                  dividends and distributions of $35.7 million.

Years Ended December 31, 2012 to 2011

Net cash flow provided by operating activities increased $39.7 million from 2011 to 2012 due primarily to: an increase in cash flow received from real estate operations, which was affected by the timing of cash receipts; an increase in cash flow associated with the timing of cash flow from third-party construction projects; $19.0 million in proceeds in the current period from the sale of our KEYW common stock, including $5.1 million received from sales completed in 2011; and $17.3 million in previously accreted interest paid in the prior period in connection with our repurchase of exchangeable senior notes; offset in part by $29.7 million paid to cash settle interest rate swaps in the current period.

Net cash flow provided by investing activities increased $274.1 million from 2011 to 2012 due mostly to a $211.0 million increase from sales of properties primarily in connection with the Strategic Reallocation Plan and lower levels of development spending.

Net cash flow used in financing activities in 2012 was $200.5 million and included the following:

•                  net repayments of debt of $395.0 million;

•                  proceeds from the issuance of common and preferred units of $371.1 million;

•                  payments to redeem the Series G Preferred Units of $55.0 million; and

•                  distributions of $114.1 million.

Net cash flow provided by financing activities in 2011 was $103.7 million and included the following:

•                  net borrowings of $111.4 million;

•                  proceeds from the issuance of common units of $147.8 million; and

•                  distributions of $138.6 million.

Liquidity and Capital Resources

Our primary cash requirements are for operating expenses, debt service, development of new properties, improvements to existing properties and acquisitions. We expect to continue to use cash flow provided by operations as the primary source to meeting our short-term capital needs, including property operating expenses, general and administrative expenses, interest expense, scheduled principal amortization of debt, distributions to our unitholders and improvements to existing properties. We believe that our liquidity and capital resources are adequate for our near-term and longer-term requirements without necessitating property sales. However, we expect to generate cash by selling properties included in the Strategic Reallocation Plan through 2013.

We have historically relied on fixed-rate, non-recourse mortgage loans from banks and institutional lenders for long-term financing and to restore availability on our Revolving Credit Facility. In recent years, we have relied more on unsecured bank loans and publicly issued, convertible unsecured debt for long-term financing. COPT also periodically accesses the public equity markets to raise capital by issuing common and/or preferred shares, and contributes the proceeds to COPLP. In addition, we may periodically access the unsecured debt market.

We often use our Revolving Credit Facility to initially finance much of our investing activities. We then pay down the facility using proceeds from long-term borrowings, equity issuances and property sales. The lenders’ aggregate commitment under the facility is $800 million, with the ability for us to increase the lenders’ aggregate commitment to $1.3 billion, provided that there is no default under the facility and subject to the approval of the lenders. Amounts available under the facility are computed based on 60% of our unencumbered asset value, as defined in the agreement. The Revolving Credit Facility matures on September 1, 2014, and may be extended by one year at our option, provided that there is no default under the facility and we pay an extension fee of 0.20% of the total availability of the facility. As of March 31, 2013, the maximum borrowing capacity under this facility totaled $800.0 million, of which $792.3 million was available.

We also have construction loan facilities that provide for aggregate borrowings of up to $70.8 million, $35.4 million of which was available at March 31, 2013 to fund future construction costs at specific projects.

The following table summarizes our contractual obligations as of March 31, 2013 (in thousands):

	For the Periods Ending December 31,
	2013	2014	2015	2016	2017	Thereafter	Total
Contractual obligations(1)
Debt(2)
Balloon payments due upon maturity	$80,430	$151,681	$739,719	$274,605	$550,610	$135,913	$1,932,958
Scheduled principal payments	7,360	7,016	5,916	4,420	1,179	4,780	30,671
Interest on debt(3)	59,662	70,784	56,577	33,723	7,961	7,998	236,705
New construction and redevelopment obligations(4)(5)	34,819	29,172	—	—	—	—	63,991
Third-party construction and development obligations(5)(6)	30,295	11,601	—	—	—	—	41,896
Capital expenditures for operating properties(5)(7)	21,330	6,833	—	—	—	—	28,163
Operating leases(8)	947	1,204	1,081	1,019	1,008	83,842	89,101
Other purchase obligations(9)	2,799	2,029	1,088	565	103	—	6,584
Total contractual cash obligations	$237,642	$280,320	$804,381	$314,332	$560,861	$232,533	$2,430,069

(1)                                 The contractual obligations set forth in this table generally exclude property operations contracts that had a value of less than $20,000. Also excluded are contracts associated with the operations of our properties that may be terminated with notice of one month or less, which is the arrangement that applies to most of our property operations contracts.

(2)                                Represents scheduled principal amortization payments and maturities only and therefore excludes a net discount of $6.3 million. The balloon payment maturities include $21.1 million in 2013 and $414.3 million in 2015 that may each be extended for one year, subject to certain conditions. We expect to refinance the remainder of the balloon payments that are due in 2013 and 2014 using primarily a combination of borrowings under our credit facilities and by accessing the unsecured debt market and/or secured debt market.

(3)                                 Represents interest costs for debt at March 31, 2013 for the terms of such debt. For variable rate debt, the amounts reflected above used March 31, 2013 interest rates on variable rate debt in computing interest costs for the terms of such debt.

(4)                                 Represents contractual obligations pertaining to new construction and redevelopment activities. Construction and redevelopment activities underway or contractually committed at March 31, 2013 included the following:

Activity	Number of Properties	Square Feet (in thousands)	Estimated Remaining Costs (in millions)	Expected Year For Costs to be Incurred Through
Construction of new office properties	9	1,147	$99.5	2015
Redevelopment of existing office properties	1	183	10.2	2014

(5)                                 Due to the long-term nature of certain construction and development contracts and leases included in these lines, the amounts reported in the table represent our estimate of the timing for the related obligations being payable.

(6)                                 Represents contractual obligations pertaining to projects for which we are acting as construction manager on behalf of unrelated parties who are our clients. We expect to be reimbursed in full for these costs by our clients.

(7)                                 Represents contractual obligations pertaining to recurring and nonrecurring capital expenditures for our operating properties. We expect to finance these costs primarily using cash flow from operations.

(8)                                 We expect to pay these items using cash flow from operations.

(9)                                 Primarily represents contractual obligations pertaining to managed- energy service contracts in place for certain of our operating properties. We expect to pay these items using cash flow from operations.

We expect to spend more than $180.0 million on construction and development costs and approximately $50.0 million on improvements to operating properties (including the commitments set forth in the table above) during the remainder of 2013. We expect to fund the construction and development costs and our debt maturities during the remainder of 2013 using primarily a combination of borrowings under our Revolving Credit Facility and existing construction loan facilities. We expect to fund improvements to existing operating properties using cash flow from operations.

As discussed above, on April 22, 2013, COPT redeemed all of its outstanding Series J Preferred Shares at a price of $25 per share, or $84.8 million in the aggregate, plus accrued and unpaid dividends thereon through the date of redemption. These shares accrued dividends equal to 7.625% of the liquidation preference. In connection with this redemption, COPLP redeemed the Series J Preferred Units previously owned by COPT that carried terms substantially the same as the Series J Preferred Shares.

As discussed above, on May 6, 2013, COPLP issued a $350.0 million aggregate principal amount of 3.600% Senior Notes due 2023 at an initial offering price of 99.816% of their face value. The proceeds from the offering, after deducting discounts of the initial purchasers of the Notes, but before other offering expenses, were approximately $347.1 million. We used the net proceeds of the offering to repay borrowings under our Revolving Credit Facility and for general corporate purposes, including partial repayment of certain of our unsecured term loans.

In addition, on May 29, 2013, we commenced a cash tender offer for the $186.3 million outstanding principal amount of our 4.25% Exchangeable Senior Notes. The consideration payable under the offer was $1,070 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the payment date for the notes purchased as a result of the tender offer. The tender offer expired on June 26, 2013. Notes in an aggregate principal amount of $185.7 million were tendered in the tender offer, and we purchased these notes on June 27, 2013 for an aggregate purchase price of $198.7 million.

Certain of our debt instruments require that we comply with a number of restrictive financial covenants, including maximum leverage ratio, unencumbered leverage ratio, minimum net worth, minimum fixed charge coverage, minimum unencumbered interest coverage ratio, minimum debt service and maximum secured indebtedness ratio. As of March 31, 2013, we were in compliance with these financial covenants.

Off-Balance Sheet Arrangements

During 2012, we owned an investment in an unconsolidated real estate joint venture into which we entered in 2005 to enable us to contribute office properties that were previously wholly owned by us into the joint venture in order to partially dispose of our interest in the properties. We managed the real estate joint venture’s property operations and any required construction projects until January 1, 2013, at which time these responsibilities were assumed by a third party. This real estate joint venture has a two-member management committee that is responsible for making major decisions (as defined in the joint venture agreement) and we control one of the management committee positions.

We and our partner may receive returns in proportion to our investments in the joint venture. As part of our obligations under the joint venture arrangement, we entered into standard nonrecourse loan guarantees (environmental indemnifications and guarantees against fraud and misrepresentation, and springing guarantees of partnership debt in the event of a voluntary bankruptcy of the partnership). The maximum amount we could be required to pay under the guarantees is approximately $65 million. We were entitled to recover 20% of any amounts paid under the guarantees from an affiliate of our partner pursuant to an indemnity agreement so long as we continued to manage the properties; in connection with the transition of our property management responsibilities to a third party effective January 1, 2013, the percentage that we are entitled to recover increased to 80%. In October 2012, the holder of the mortgage debt encumbering all of the joint venture’s properties initiated foreclosure proceedings. Management considered this event and estimates that the aggregate fair value of the guarantees would not exceed the amounts included in distributions received in excess of investment in unconsolidated real estate joint venture reported on the consolidated balance sheets.

While we historically accounted for our investment in this joint venture using the equity method, we discontinued our application of the equity method effective October 2012 due to our having neither the obligation nor intent to support the joint venture. We had distributions in excess of our investment in this unconsolidated real estate joint venture of $6.4 million as of December 31, 2012 due to the following: our deferral of gain in a prior period on our initial contribution of property to the joint venture due to our guarantees described above; and our subsequent recognition of losses under the equity method in excess of our investment due to such guarantees and our continued intent to support the joint venture prior to October 2012. We recognized equity in the losses of this joint venture of $349,000 in 2012.

We had no other material off-balance sheet arrangements during 2012. For the three months ended March 31, 2013, we had no significant changes in our off-balance sheet arrangements from those described above.

Inflation

Most of our tenants are obligated to pay their share of a building’s operating expenses to the extent such expenses exceed amounts established in their leases, based on historical expense levels. Some of our tenants are obligated to pay their full share of a building’s operating expenses. These arrangements somewhat reduce our exposure to increases in such costs resulting from inflation.

Recent Accounting Pronouncements

We adopted guidance issued by the Financial Accounting Standards Board (“FASB”) effective January 1, 2012 related to the presentation of comprehensive income that requires us to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We adopted this guidance using retrospective application. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of equity. Our adoption of this guidance did not affect our financial position, results of operations, cash flows or measurement of comprehensive income but did change the location of our disclosure pertaining to comprehensive income in our consolidated financial statements.

We adopted guidance issued by the FASB effective January 1, 2012 that amends measurement and disclosure requirements related to fair value measurements to improve consistency with International Financial Reporting Standards. In connection with our adoption of this guidance, we made an accounting policy election to use an exception provided for in the guidance with respect to measuring counterparty credit risk for derivative instruments; this election enables us to continue to measure the fair value of groups of assets and liabilities associated with derivative instruments consistently with how market participants would price the net risk exposure at the measurement date. Our adoption of this guidance did not affect our financial position, results of operations or cash flows but did result in additional disclosure pertaining to our fair value measurements.

We adopted guidance issued by the FASB effective January 1, 2012 relating to the testing of goodwill for impairment that permits us to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. This guidance eliminates the requirement to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. Our adoption of this guidance did not materially affect our consolidated financial statements or disclosures.

We adopted guidance issued by the FASB effective January 1, 2013 related to the reporting of the effect of significant reclassifications from accumulated other comprehensive income. This guidance requires an entity to report, either parenthetically on the face of the financial statements or in a single footnote, changes in the components of accumulated other comprehensive income for the period. An entity is required to separately report the amount of such changes attributable to reclassifications (and the statements of operations line affected by such reclassifications) and the amount of such changes attributable to current period other comprehensive income. For amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. Our adoption of this guidance did not affect our consolidated financial statements or disclosures.